NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In millions except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005
Net sales:
Petroleum additives	$ 325.0	$ 269.0	$ 624.5	$ 506.2
Tetraethyl lead	5.1	2.8	7.5	4.8
Total	$ 330.1	$ 271.8	$ 632.0	$ 511.0

Segment operating profit:
Petroleum additives	$ 27.1	$ 16.4	$ 52.8	$ 25.6

Tetraethyl lead before special item	2.3	5.5	2.5	9.7
Special item (a)	-	3.9	-	3.9
Tetraethyl lead	2.3	9.4	2.5	13.6

Contract manufacturing and other	1.2	1.0	2.3	1.7

Segment operating profit	30.6	26.8	57.6	40.9

Corporate unallocated expense	(2.8)	(3.3)	(5.8)	(6.2)
Special items (b)	7.7	-	7.7	-
Interest expense	(3.9)	(4.5)	(7.8)	(8.8)
Other income (expense), net	0.6	(0.2)	1.2	(0.2)

Income before income taxes	$ 32.2	$ 18.8	$ 52.9	$ 25.7

Net income:
Earnings excluding special items	$ 15.50	$ 10.6	$ 29.20	$ 15.3
Special items (a) (b)	4.9	2.5	4.9	2.5
Net income	$ 20.4	$ 13.1	$ 34.1	$ 17.8

Basic earnings per share:
Earnings excluding special items	$ 0.90	$ 0.62	$ 1.70	$ 0.90
Special items (a) (b)	0.28	0.15	0.29	0.15
Basic earnings per share	$ 1.18	$ 0.77	$ 1.99	$ 1.05

Diluted earnings per share:
Earnings excluding special items	$ 0.89	$ 0.62	$ 1.68	$ 0.89
Special items (a) (b)	0.28	0.14	0.28	0.14
Diluted earnings per share	$ 1.17	$ 0.76	$ 1.96	$ 1.03

Notes to Segment Results and Other Financial Information
Certain prior period amounts have been reclassified to conform to the current presentation. There was no impact on net income in any period.

(a)	The 2005 special item in TEL represents the gain associated with the insurance settlement related to premises asbestos liabilities. The after tax gain amounted to $2.5 million.

(b)	The 2006 special items include a $4.4 million gain ($2.9 million after tax) for interest on an income tax settlement, as well as a $3.3 million gain ($2.0 million after tax) on the sale of property.